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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                              EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement        [ ]  Confidential, for Use of the
                                               Commission Only (as
                                               permitted by
[ ]    Definitive Proxy Statement              Rule 14a-6(e)(2))

[X]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        MFS COMMUNICATIONS COMPANY, INC.
                (Name of registrant as specified in its charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[X]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:  $2,002,360.00

(2)  Form, Schedule or Registration Statement No.:  Schedule 14A

(3)  Filing Party:  WorldCom, Inc.

(4)  Date Filed:  September 24, 1996



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                        SUPPLEMENT DATED DECEMBER 6, 1996
                                       TO
            JOINT PROXY STATEMENT/PROSPECTUS DATED NOVEMBER 14, 1996


For Certain Canadian Residents Only

                  This Supplement is furnished to holders of capital stock of MFS Communications Company, Inc., a Delaware corporation ("MFS"), who are residents of certain Canadian provinces. Capitalized terms used herein have the meanings assigned to them in the Joint Proxy Statement/Prospectus dated November 14, 1996 of MFS and WorldCom, Inc., a Georgia corporation ("WorldCom"). Such holders should be aware that under the laws of certain Canadian provinces, shares of capital stock of WorldCom acquired in the Merger by residents of any of such provinces may, except in limited circumstances, be resold outside such province, which would include a U.S. national securities exchange or the Nasdaq National Market. WorldCom Common Stock is, and the WorldCom Depositary Shares are expected to be, listed on the Nasdaq National Market (assuming, in the case of the WorldCom Depositary Shares, there are a sufficient number of holders and available market makers to meet applicable requirements). However, it is not expected that the WorldCom Series B Preferred Stock will be listed on the Nasdaq National Market or any such U.S. national securities exchange. A new proxy card (and postage prepaid envelope) is enclosed for your convenience.